Exhibit 4.22

AMENDMENT NO. 1
to

CREDIT FACILITY PROVIDING FOR A

SENIOR SECURED TERM LOAN

OF UP TO US$95,000,000

MADE AVAILABLE TO

JEKE SHIPPING COMPANY LIMITED,
NOIR SHIPPING S.A.,
AND
AMALFI SHIPPING COMPANY LIMITED,
as joint and several Borrowers,

BY

HSH NORDBANK AG,
as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee,

and the Banks and Financial Institutions
identified on Schedule 1, as Lenders

November 8, 2007

May 11, 2009

AMENDMENT NO. 1 TO SENIOR SECURED TERM CREDIT FACILITY AGREEMENT

THIS AMENDMENT NO. 1 TO SENIOR SECURED TERM CREDIT FACILITY AGREEMENT (this "Amendment") is made as of the 11th day of May, 2009, and amends and is supplemental to that certain senior secured term credit facility agreement dated as of November 8, 2007 (the "Credit Facility Agreement"), and is by and among (1) JEKE SHIPPING COMPANY LIMITED, a corporation organized and existing under the laws of the Republic of Liberia, NOIR SHIPPING S.A., a corporation organized and existing under the laws of the Republic of the Marshall Islands and AMALFI SHIPPING COMPANY LIMITED, a corporation organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (together the "Borrowers" and each a "Borrower"), (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 thereof, the "Lenders") and (3) HSH NORDBANK AG ("HSH"), as mandated lead arranger, underwriter, administrative agent for the Lenders (in such capacity, the "Administrative Agent") and security trustee for the Lenders.  Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Credit Facility Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the terms of the Credit Facility Agreement, the Lenders provided to the Borrowers a senior secured credit facility for a term loan made available in three tranches, one per Vessel, in the aggregate amount of the lesser of US$95,000,000 or 65% of the Fair Market Value of the Vessels, to partly finance the acquisition of the Vessels;

WHEREAS, the parties to this Amendment desire to amend the Credit Facility Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendment of the Credit Facility Agreement.  The parties hereto agree that effective as of the date hereof:

(a)           All references to "this Agreement" shall be deemed to refer to the Credit Facility Agreement as amended hereby.

(b)           All references to this Agreement in each of the Security Documents shall be deemed to be references to the Credit Facility Agreement as amended hereby.

(c)           Section 1.1 of the Credit Facility Agreement is hereby amended as follows:

(i)  The definition of "Accounting Period" is hereby deleted in its entirety and replaced with the following:

"means each consecutive period of three months falling during the period (ending on the last day in March, June, September and December of each year) for which quarterly accounting information is required to be provided to the Administrative Agent hereunder, provided, however, that until March 31, 2010, Accounting Period shall mean each consecutive period of twelve months;"

(ii) The definition of "BRITTO" is hereby inserted as follows:

"means that certain vessel owned or to be owned by Britto Shipping Company Limited, with Hull Number S-1031 to be registered under the flag of Panama pursuant to the $121,286,500 Credit Facility Agreement;"

(iii) The definition of "BRITTO Deposit" is hereby inserted as follows:

"shall have the meaning ascribed thereto in Section 9.1(t);"

(iv)  The definition of "EBITDA" is hereby deleted in its entirety and replaced with the following:

"means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Guarantor and its Subsidiaries before extraordinary or exceptional items (including dry-docking costs for all Accounting Periods ending on or before March 31, 2010, but excluding dry-docking costs for all Accounting Periods thereafter), depreciation, interest, rentals under finance leases and similar charges payable but after the deduction of payments made under bareboat charters in each case as stated in the then most recent accounting information;"

(v)  The definition of Mandatory Costs" is hereby deleted in its entirety and replace with the following:

"means the cost of complying with any applicable regulatory requirements of any relevant regulatory authority and, for purposes of any enforcement action taken with respect to any mortgage over the BRITTO in favor of the Security Trustee, shall be calculated in accordance with Schedule 4 hereof;"

(vi)  The definition of "Margin" is hereby deleted in its entirety and replaced with the following:

"shall mean (a) 2.50% per annum from March 24, 2009 to March 31, 2010 and (b) after March 31, 2010 (1) 1.00% per annum while each of the Vessels are employed under time charter party agreements acceptable to the Agent for periods of at least twelve (12) months and (b) 1.125% per annum at all other times;"

(vii)  The definition of "MISS MARILENA" shall be inserted as follows:

"means that certain vessel owned by Warhol Shipping Company Limited, registered under the laws of the Republic of the Marshall Islands having Official Number 3501, and mortgaged to HSH Nordbank AG as security for the obligations of the borrowers under the $121,286,500 Credit Facility Agreement;"

(viii)  The definition of "Original Credit Facility Agreement" is hereby inserted as follows:

"means the Credit Facility Agreement before it was amended by Amendment No. 1 thereto;"

(ix)  The definition of "TYRRHENIAN WAVE" shall be inserted as follows:

"means that certain vessel owned by Indiana R Shipping Company Limited, registered under the laws of the Republic of Liberia having Official Number 14235, and mortgaged to HSH Nordbank AG as security for the obligations of the borrowers under the $121,286,500 Credit Facility Agreement;"

(x)  The definition of "$121,286,500 Credit Facility Agreement" is hereby inserted as follows:

"means that certain senior secured term credit facility agreement made as of the 1st day of October, 2008, by and among (1) Warhol Shipping Company Limited, Indiana R Shipping Company Limited and Britto Shipping Company Limited, each a corporation organized and existing under the laws of the Republic of Liberia, as joint and several borrowers, (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders, and (3) HSH, as mandated lead arranger, underwriter, administrative agent, and security trustee, as such agreement may be amended, supplemented, modified or restated from time to time."

(d)           Section 5.1(d) of the Credit Facility Agreement is hereby inserted as follows:

"(d)           Starting in August 2009 with respect to the repayment of Tranche A and starting in September 2009 with respect to the repayment of Tranche C, (i) 50% of the amounts held in the Debt Service Reserve Account (excluding the Debt Service Deposits made for each Vessel) shall be applied pro rata against the first six (6) upcoming payment installments for each of Tranche A and Tranche C, which are in respect of (1) Tranche A, August 2009, November 2009, February 2010, May 2010, August 2010, and November 2010, and (2) Tranche C, September 2009, December 2009, March 2010, June 2010, September 2010 and December 2010, unless in regards to Tranche A and Tranche C, agreed otherwise among the parties hereto and (ii) the remaining 50% of the amounts held in the Debt Service Reserve Account (excluding the Debt Service Deposits made for each Vessel) shall be applied pro rata against all remaining payment installments, including balloon payments."

(e)           Section 8.1(o) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(o)           Cross-Default.  any of the Borrowers, any Security Party, any Subsidiary or any Affiliate of the Guarantor defaults under any material contract or material agreement, including the $121,286,500 Credit Facility Agreement, to which it is a party or by which it is bound."

(f)            Section 9.1(d) of the Credit Facility Agreement is hereby amended as follows:

(i)  Insert subsection (vii) as follows:  "(vii) monthly projections of the cash position of the Guarantor on a rolling monthly basis;"

(ii)  Insert subjection (viii) as follows:  "(viii) quarterly cash flow projections of the Guarantor for all quarters during the then upcoming two-year period on a quarterly basis; and"

(iii)  Insert subsection (ix) as follows:  "(ix) quarterly reports describing all developments with regard to the Guarantor's financial status and to any and all vessels owned by the Guarantor and/or its Subsidiaries."

(g)           Section 9.1(s) of the Credit Facility Agreement is hereby inserted as follows:

"(s)           Sale of Vessels and Proceeds from Offerings.  until the date on which the Borrowers and the Guarantor are in compliance with all of the covenants set forth in the Original Credit Facility Agreement, (i) ensure that all sale proceeds (excluding any debt prepayment) from the sale of a Vessel or the sale of a vessel financed by the $121,286,500 Credit Facility Agreement are applied towards complying with all covenant requirements in each of the Original Credit Facility Agreement and the $121,286,500 Credit Facility Agreement; (ii) deliver, or cause to be delivered, to the Administrative Agent, in repayment of the Facility, an amount equal to the Sale Percentage of the proceeds (excluding any debt prepayment or any other financial obligation towards the financing bank in respect of the sold vessel) from the sale of a vessel that is not financed by the Credit Facility Agreement or the $121,286,500 Credit Facility Agreement by the Guarantor or any of its Subsidiaries; and (iii) deliver, or cause to be delivered, to the Administrative Agent, in repayment of the Facility, an amount equal to the Sale Percentage of 50% of the offering proceeds of a successful public offering of stock of the Guarantor or its Subsidiaries; provided, however, that the remaining offering proceeds shall be used solely for working capital purposes and not for investments.  For purposes of this Section 9.1(s), "Sale Percentage" shall mean a fraction, (1) the numerator of which shall be the aggregate of (A) the outstanding amount of the Facility and (B) the outstanding amount under the $121,286,500 Credit Facility Agreement and (2) the denominator of which shall be the aggregate Financial Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis."

(h)           Section 9.1(t) of the Credit Facility Agreement is hereby inserted as follows:

"(t)           Debt Service Reserve Account.  Subject to any repayments of the Facility made pursuant to Section 5.1(d), in addition to the Debt Service Deposits made for each Vessel, the Guarantor and its Subsidiaries shall maintain at all times at least Six Million Five Hundred Forty Eight Thousand Eight Hundred Fourteen Dollars ($6,548,814) in the Debt Service Reserve Account until the Facility hereunder and the facility under the $121,286,500 Credit Facility Agreement has been repaid in full.  On or before the earlier of (i) the delivery of the BRITTO or (ii) June 15, 2009 (the "BRITTO Deposit Due Date"), the Security Parties shall deposit an additional amount of Four Million Five Hundred Ten Thousand Nine Hundred Ninety Three Dollars ($4,510,993) (the "BRITTO Deposit") into the Debt Service Reserve Account and the Security Parties shall thereafter maintain, subject to any repayments of the Facility made pursuant to Section 5.1(d), the BRITTO Deposit in the Debt Service Reserve Account, provided, however, that if the Borrowers provide the Administrative Agent with sufficient evidence that they will be unable to make the BRITTO Deposit on or before the BRITTO Deposit Due Date, the Administrative Agent shall have received, on or before the BRITTO Deposit Due Date, such documentation as it may deem necessary, in its sole discretion, to effectively secure the obligations of the Borrowers hereunder with the collateral provided to the administrative agent and the security trustee under the $121,286,500 Credit Facility Agreement including, without limitation, second mortgages over each of the MISS MARILENA and the TYRRHENIAN WAVE, and upon its delivery, the BRITTO and second earnings assignments, second charter assignments and second insurances assignments with respect to each of the MISS MARILENA, the TYRRHENIAN WAVE and the BRITTO."

(i)           Section 9.2(l) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(l)           Use of Corporate Funds.  permit any Borrower to pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of the Guarantor and its Subsidiaries, including the operation and/or repair of any of the Vessels and other vessels owned or operated by such parties and (ii) the servicing of the Debt permitted hereunder; and permit any Security Party to pay out any funds to any company or person except in connection with the repurchase of shares or other equity interests of any Security Party or the redemption of any investment in an amount in the aggregate for all such repurchases or redemptions up to Five Million Dollars ($5,000,000)."

(j)            Section 9.2(r) of the Credit Facility Agreement is hereby inserted as follows:

"(r)           Guarantor Distributions.  with respect to the Guarantor, pay dividends or make any other distributions of its capital stock other than distributions under the Guarantor's stock incentive plan for its employees so long as: (1) the ratio of EBITDA to Fixed Charges is below 120%; or (2) the Fair Market Value of the Vessels is below 140% of (i) the aggregate of the outstanding amount of the Facility and (ii) the cost of terminating any Interest Rate Agreement."

(k)           Section 9.3(a) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"Adjusted Net Worth.  maintain at all times an Adjusted Net Worth of not less than (i) One Hundred Twenty Five Million Dollars ($125,000,000) from the date hereof until March 31, 2010, and (ii) after March 31, 2010, Two Hundred Fifty Million Dollars ($250,000,000) provided that such Adjusted Net Worth shall not be less than (i) Fifteen Percent (15%) of the Total Assets from the date hereof until March 31, 2010 and (ii) Thirty Five Percent (35%) of the Total Assets thereafter;"

(l)           Section 9.3(b) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(b)           EBITDA to Fixed Charges.  beginning on March 31, 2010 and at all times thereafter, ensure that EBITDA shall at all times exceed 120% of the aggregate amount of Fixed Charges; and"

(m)           Section 9.3(c) of Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(c)           Minimum Liquidity.  (i) from the date hereof until March 31, 2010, maintain Liquid Funds in the amount of Twenty Five Million Dollars ($25,000,000), such Liquid Funds to include cash held in any of the Guarantor's accounts that have been or will be pledged in the Guarantor's ordinary course of business and cash held in any of the Guarantor's Subsidiaries' accounts that have been or will be pledged in the Guarantor's Subsidiaries' ordinary course of business, and (ii) after March 31, 2010, maintain Liquid Funds in the greater of Twenty Five Million Dollars ($25,000,000), or Five Hundred Thousand Dollars ($500,000) per vessel directly or indirectly owned or bareboat chartered-in and/or leased-back by the Guarantor (the "Minimum Liquidity")."

(n)           Section 9.4 of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"9.4 Asset Maintenance.  If at any time after March 31, 2010 and during the term of the Credit Facility Agreement, the Fair Market Value of Vessels is less than the Required Percentage, the Borrowers shall, within a period of thirty (30) days following receipt by the Borrowers of written notice from the Administrative Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (i) deliver to the Security Trustee such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to make the aggregate Fair Market Value of said Vessel plus the additional collateral, equal to the Required Percentage of the outstanding amount of the Tranche relating to that Vessel or (ii) the Borrowers shall prepay such amount of the Facility (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the Fair Market Value of that Vessels being not less than the Required Percentage."

(o)           Exhibit A attached hereto shall be inserted as Schedule 4 of the Credit Facility Agreement.

2.           Conditions Precedent to the Effectiveness of this Amendment.  The effectiveness of this Amendment shall be expressly subject to the following conditions precedent:

(a)	This Amendment. Each of the Borrowers shall have duly executed and delivered this Amendment to the Administrative Agent and Lenders;

(b)	Consent, Agreement and Affirmation. The Guarantor shall have duly executed and delivered the Consent, Agreement and Affirmation attached hereto;

(c)           Corporate Authority.  The Administrative Agent shall have received:

(i)
copies, certified as true and complete by an officer of each of the Borrowers, of the resolutions of their respective board of directors evidencing approval of this Amendment and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)
copies, certified as true and complete by an officer of the Guarantor, of the resolutions of the board of directors evidencing approval of the Consent, Agreement and Affirmation and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of each Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Administrative Agent), approvals or consents with respect to this Amendment;

(iv)	copies, certified as true and complete by an officer of each Security Party, of the certificate of incorporation and by-laws or equivalent instruments thereof;

(v)
certificate of an authorized officer of the Guarantor certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding capital stock of each of the Borrowers and that such capital stock are free and clear of any liens, claims, pledges or other encumbrances whatsoever and have been paid in full; and

(vi)	certificates of the jurisdiction of incorporation of each Security Party as to the good standing thereof;

(d)	Mortgage Amendments. Amendments to the following Mortgages shall have been duly executed and delivered to the Administrative Agent:

(1) the Mortgage over the M/V AMALFI (ex OCEAN SPIRIT), and (2) the Mortgage over the VOC GALLANT.

(e)
Legal Opinions.  the Administrative Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Administrative Agent from (i) G.C. Economou & Associates, counsel for the Security Parties in respect of, inter alia, no material litigation or breach of contract by the Security Parties and no filings are required in Greece and (ii) Seward & Kissel LLP, special United States, New York, Liberian and Marshall Islands counsel to the Agents and Lenders in respect of inter alia, the corporate authority of the Security Parties and the enforceability of this Amendment, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the Republic of Greece, the State of New York, the Republic of Liberia and the Republic of the Marshall Islands or any other relevant Permitted Jurisdiction.

3.           Representations and Warranties.  Each of the Borrowers hereby represents and warrants to the Administrative Agent that immediately after giving effect to this Amendment, the representations and warranties set forth in the Credit Facility Agreement as amended hereby are true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing.

4.           No Defaults.  Each of the Borrowers hereby represents and warrants that as of the date hereof there exists no Event of Default or any condition which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

5.           Covenants.  Each of the Borrowers hereby reaffirms that, except as disclosed to the Administrative Agent, it has duly performed and observed the covenants and undertakings set forth in the Credit Facility Amendment, and covenants and undertakes to continue to duly perform and observe such covenants and undertakings, as amended hereby, so long as the Credit Facility Agreement as amended hereby shall remain in effect.

6.           No Other Amendment.  All other terms and conditions of the Credit Facility Agreement shall remain in full force and effect and the Credit Facility Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

7.           Fees and Expenses.  Each of the Borrowers agrees to pay to the Lenders, upon the execution hereof, all costs and expenses (including reasonable legal fees) of the Lenders and the Agents in connection with the preparation and execution of this Amendment.

8.           Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

9.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

10.           Effect of Amendment.  All references in any Security Document to the Credit Facility Agreement on and after the date hereof shall be deemed to refer to the Credit Facility Agreement as amended hereby, and the parties hereto agree that, except as amended by this Amendment, all of the terms and provisions of the Credit Facility Agreement shall remain in full force and effect.

11.           Electronic Delivery.  Delivery of an executed copy of this Amendment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy.  In the event that any party delivers an executed copy of this Amendment by facsimile or electronic transmission, such party shall also deliver an originally executed copy as soon as practicable, but the failure of such party to deliver an originally executed copy of this Amendment shall not affect the validity or effectiveness of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

JEKE SHIPPING COMPANY LIMITED

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

NOIR SHIPPING S.A.

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

AMALFI SHIPPING COMPANY LIMITED

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

HSH NORDBANK AG,
as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee

By:	/s/ Björn Kaufmann /s/ Marcus Engel
Name: Björn Kaufmann Marcus Engel
Title: Attorney-in-Fact

HSH NORDBANK AG,
as Lender

By:	/s/ Björn Kaufmann /s/ Marcus Engel
Name: Björn Kaufmann Marcus Engel
Title: Attorney-in-Fact

Consent to Amendment No. 1 to Bulker CFA

CONSENT, AGREEMENT AND AFFIRMATION

The undersigned, referred to in the Credit Facility Agreement as the "Guarantor", hereby consents and agrees to all of the terms and conditions of the foregoing Amendment No. 1 to Senior Secured Term Credit Facility Agreement dated as of the 11th day of May, 2009 amending that certain Senior Secured Term Credit Facility Agreement dated as of November 8, 2007, among (1) JEKE SHIPPING COMPANY LIMITED ("Jeke"), a corporation organized and existing under the laws of the Republic of Liberia, NOIR SHIPPING S.A. ("Noir"), a corporation organized and existing under the laws of the Republic of the Marshall Islands and AMALFI SHIPPING COMPANY LIMITED ("Amalfi"), a corporation organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (together the "Borrowers" and each a "Borrower"), (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 thereof, the "Lenders") and (3) HSH NORDBANK AG ("HSH"), as mandated lead arranger (in such capacity, the "Mandated Lead Arranger"), underwriter (in such capacity, the "Underwriter"), administrative agent for the Lenders (in such capacity, the "Administrative Agent") and security trustee for the Lenders (in such capacity, the "Security Trustee").

TOP SHIPS, INC.,
as Guarantor

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

EXHIBIT A
Schedule 4

MANDATORY COSTS CALCULATION

1.
Mandatory Costs are an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions), (b) the requirements of the European Central Bank, (c) the Federal Reserve Bank or (d) any similar institution with which the Lender(s) comply (including any institution which replaces all or any of its functions of the aforementioned institutions) (items (a) through (d) inclusive, the "Regulatory Institutions").

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Costs will be calculated by the Administrative

Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Bank to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable, after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,00,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender;

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.
The rates of charge of the Reference Bank for the purpose of (e) above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.
The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Regulatory Institutions (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.